STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

FOR IMMEDIATE RELEASE

(603) 893-9701

e-mail:  InvestorRelations@Standex.com

STANDEX NAMES DAVID DUNBAR PRESIDENT AND CHIEF EXECUTIVE OFFICER

Successful P&L Leader with Experience at Pentair, Tyco International, Emerson Electric and Honeywell International Brings Standex Proven Expertise in Sales, Marketing and Product Development and Strong Record of Driving Profitable Growth

SALEM, NH – December 18, 2013 . . . . Standex International Corporation (NYSE:SXI) today announced that its board of directors has appointed David A. Dunbar as president and CEO and member of the board of directors, effective January 20, 2014.  Dunbar succeeds Roger L. Fix who, as previously announced, will become nonexecutive chairman of the board coincident with current chairman Edward J. Trainor stepping down from that position.  Dunbar currently serves as president of the Valves and Controls global business unit at Pentair Ltd.  He was appointed to that position in 2009 by Tyco Flow Control prior to its merger with Pentair in 2012.

“On behalf of the Standex board of directors, I am delighted to welcome David Dunbar as Standex International’s next president and CEO,” said chairman Trainor.  “After an exhaustive and far-reaching search process, the board unanimously concluded that David is the candidate best suited to taking the company to its next level of growth and profitability.  He brings Standex an outstanding record of driving organic and acquisition-based growth at large, complex manufacturing businesses focused on highly engineered industrial products, as well as multi-billion dollar P&L leadership experience in companies with a significant global presence.  We are optimistic about Standex’s future prospects under David’s leadership and look forward to working closely with him.1  In addition, I once again extend our appreciation to Roger Fix for his 12 years of dedicated service to Standex and our congratulations on his elevation to the position of chairman of the board.”

Roger Fix said, “Serving Standex as president and CEO has been a great pleasure and the highlight of my career.  I again would like to thank the board, management team, and our employees around the world for their hard work and support these past 12 years.  Their efforts have been critical to our many accomplishments and in setting the stage for even greater future success.  I look forward to assisting David Dunbar, introducing him to our worldwide team and to ensure that we continue to build on our current momentum while effecting a smooth leadership transition.1  In addition, on behalf of my fellow directors I extend our sincere thanks to Ted Trainor for his many years of valuable leadership as CEO and then chairman of the board of directors.”

David Dunbar said, “I am honored to be selected to lead Standex and enthusiastic about the opportunities ahead for accelerating the company’s growth.  I look forward to working with the board of directors, management team and Standex employees around the world to capitalize on the company’s enormous potential and extend its proud record of achievement and success.”

About David A. Dunbar

David Dunbar, 52 currently serves as president of the Valves and Controls global business unit at Pentair Ltd.  He was appointed to that position in 2009 by Tyco Flow Control, prior to its merger with Pentair in 2012.  He previously held a number of senior positions at Emerson Electric Co., including president, Emerson process management Europe, president, Machinery Health Management, and president, Emerson Climate Technologies Refrigeration unit.  Prior to Emerson Electric, Dunbar served in numerous industrial automation and control business roles at Honeywell International Inc., beginning as a manufacturing strategy product leader in Europe and culminating in the leadership of Honeywell’s industrial automation and controls sales and services business in the western United States.  Dunbar earned Master’s and Bachelor’s of Science Degrees in Electrical Engineering from Stanford University.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Engineering Technologies Group, Engraving Group, Electronics Products Group, and Hydraulics Products Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil, Argentina, Turkey, South Africa, India and China.  For additional information, visit the Company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of acquisitions and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2013, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Endnotes

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